Exhibit 99.1

 Pep Boys Announces Quarter to Date Sales Results

- Regulation FD Disclosure –

PHILADELPHIA – January 3, 2006 – The Pep Boys – Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, today announced the following sales results for the nine weeks ended December 31, 2005.

Sales for the nine weeks ended December 31, 2005 were $401,538,000, 1.1% more than the $397,224,000 recorded last year.  Comparable merchandise sales increased 2.5% and comparable service revenue decreased 3.1%.  In accordance with GAAP, merchandise sales includes merchandise sold through both our retail and service center lines of business and service revenue is limited to labor sales.  Recategorizing Sales into the respective lines of business from which they are generated, comparable Retail Sales (DIY and Commercial) increased 2.1% and comparable Service Center Revenue (labor plus installed merchandise and tires) increased  0.7%.

Additional results, in tabular format, follow for (i) the nine weeks ended December 31, 2005, as compared to the nine weeks ended January 1, 2005 and January 3, 2004, respectively, (ii) the thirteen weeks ended October 29, 2005, as compared to the thirteen weeks ended October 30, 2004 and November 1, 2003, respectively, and (iii) the thirteen weeks ended July 30, 2005, as compared to the thirteen weeks ended July 31, 2004 and August 2, 2003, respectively.

	Fiscal			Fiscal
	2005 vs. 2004			2004 vs. 2003
	Q4 (QTD)	Q3	Q2	Q4 (QTD)	Q3	Q2

Sales	+1.1%	-2.4%	-2.7%	+4.3%	+4.0%	+6.7%

Comparable Merchandise Sales	+2.5%	-0.6%	-1.5%	+5.4%	+5.1%	+8.4%

Comparable Service Revenue	-3.1%	-8.2%	-7.4%	-0.9%	-0.2%	0.0%

Comparable Retail Sales*	+2.1%	+2.1%	+0.1%	+7.7%	+10.3%	+16.7%

Comparable Service Center Revenue**	+0.7%	-7.6%	-6.4%	-0.6%	-3.4%	-5.3%

*DIY and Commercial.

**Labor plus installed merchandise and tires.

CFO Harry Yanowitz said, “We are pleased that revenues generated from our service center business have accelerated substantially from this summer.  However, as we discussed on our last earnings call, restoring margins to historical levels will also require improved tire margins and labor productivity.”

He added, “While a substantial portion of the seasonally-slow quarter remains, we believe we are on plan with our retail business, reflecting modest revenue increases and year-on-year margin improvements.”

The Company does not plan to further comment on current results until it releases its Fiscal 2005 full year results early in March.  As previously announced, the Company is in the process of assisting Wachovia Capital Markets, LLC in syndicating a $200 million senior secured term loan underwritten by Wachovia Bank, National Association, which is expected to close this month or next.  Since the Company plans to disclose the information contained in this press release to assist in the syndication process, the Company felt it prudent to make such disclosure to all of its security holders.

About Pep Boys

Pep Boys has 593 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Harry Yanowitz, 215-430-9720

Media Contact: Bill Furtkevic, 215-430-9676

Internet: http://www.pepboys.com